Exhibit 10.5.8

EHEALTH, INC. 2006 EQUITY INCENTIVE PLAN

NOTICE OF STOCK UNIT GRANT

You have been granted the following Stock Unit award covering shares of the Common Stock of eHealth, Inc. (the “Company”). Each Unit is equivalent to one share of Common Stock of the Company (a “Share”) for purposes of determining the number of Shares subject to this award. None of the restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:

Name of Participant:	«Name»

Total Number of Shares:	«TotalShares»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	To the extent Shares are earned pursuant to the performance metrics specified below, one-third of the earned Shares shall vest on each anniversary of the Vesting Commencement Date, such that this award shall be 100% vested on the third anniversary of the Vesting Commencement Date, subject to your continued Service through each vesting date, and subject to the Compensation Committee’s prior written certification as to the extent to which the performance metrics have been achieved.

Performance-Based Vesting Metrics:

Up to one-third of the total number of Shares shall be considered earned and eligible for vesting based upon achieving each of the 2011 Revenue Goal the 2011 Non-GAAP Operating Earnings Goal and the 2011 EBITDA Goal, which are as follows:

2011 Revenue Goal	$
2011 Non-GAAP Operating Earnings Goal	$
2011 EBITDA Goal	$

For achievement at less than 95% of a goal, no Shares will be earned relating to that goal. For achievement at 95 to 95.99% of a goal, 25% of the Shares related to that goal (i.e., 1/12th of the total number of Shares subject to this RSU) will be considered earned and eligible for vesting. For achievement at 96% to 96.99% of a goal, 30% of the Shares related to that goal will be considered earned and eligible for vesting. For achievement at 97% to 97.99% of a goal, 35% of the Shares related to that goal will be considered earned and eligible for vesting. For achievement at 98% to 98.99% of a goal, 40% of the Shares related to that goal will be considered earned and eligible for vesting. For achievement at 99% to 99.99% of a goal, 45% of the Shares related to that goal will be considered earned and eligible for vesting.

EXAMPLE: The Company has 2011 revenues of $150,000,000, 2011 Non-GAAP Operating Earnings of $20,000,000 and 2011 EBITDA of $24,900,000. Accordingly:

•	1/3 of the Shares subject to this RSU are considered earned and eligible for vesting due to the 2011 Revenue Goal being achieved at more than 100%;

•	None of the Shares related to the 2011 Non-GAAP Operating Earnings Goal are considered earned and eligible for vesting; and

•

Because the 2011 EBITDA Goal was achieved at 98.22% of the established target, 40% of the 1/3 of the Shares subject to this RSU related to the 2011 EBITDA Goal target are considered earned and eligible for vesting.

Non-GAAP Operating Earnings shall be calculated by excluding stock-based compensation expense and amortization of acquired intangibles from the Company’s 2011 GAAP operating earnings. EBITDA shall be calculated by excluding depreciation, amortization, stock-based compensation expense from the Company’s 2011 GAAP operating income. The calculation of all three performance goals will be determined by including the effect of mergers and acquisitions closing in 2011 (if any), and excluding (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, and (ii) the effect of any changes in accounting principles affecting the Company’s reported results.

You and the Company agree that this Stock Unit award is granted under, and governed by the terms and conditions of, the 2006 Equity Incentive Plan (the “Plan”) and the Stock Unit Award Agreement, both of which are attached to and made a part of this document.

In the event of a Change in Control, as defined in the Plan, prior to the completion of the Company’s 2011 fiscal year, all three performance goals shall be deemed to be achieved at 100% of their respective targets.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

PARTICIPANT:	EHEALTH, INC.

By:

Title:

eHealth, Inc. 2006 Equity Incentive Plan

Stock Unit Agreement

Grant	The Company hereby grants you an award of restricted Stock Units (“RSUs”), as set forth in the Notice of Stock Unit Grant (the “Notice of Grant”) and subject to the terms and conditions in this Agreement and the Company’s 2006 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Unit Agreement. When the RSUs are settled, par value will be deemed paid by you for each RSU by past services rendered by you.

Company’s Obligation	Each RSU represents the right to receive a share of Stock (a “Share”) on the vesting date. Unless and until the RSUs vest, you will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Settlement of any vested RSUs shall be made in whole Shares only.

Vesting	Subject to the next paragraph (Forfeiture upon Termination of Service), the RSUs awarded by this Agreement will vest according to the vesting schedule specified in the Notice of Grant. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Forfeiture upon Termination of Service	Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if you terminate Service for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company, except as otherwise specified in any duly authorized written agreement between you and the Company.

Leaves of Absence	For purposes of this RSU, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work. If you go on a leave of absence, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

Payment after Vesting	Any RSUs that vest hereunder will be paid to you (or in the event of your death, to your estate) in Shares.

Tax Withholding	Notwithstanding any contrary provision of this Agreement, no Shares shall be distributed to you unless and until you have made satisfactory arrangements with respect to the payment of income, employment and any other taxes which must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit you to satisfy such tax withholding obligation, in whole or in part by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, (c) delivering to the Company already vested and owned Shares having a value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to you through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If you fail to make satisfactory arrangements for the payment of any required tax withholding obligations with respect to Shares that are vesting, the Administrator, in its sole discretion, may require you to permanently forfeit such Shares and the Shares will be returned to the Plan at no cost.

Arbitration	You and the Company agree that any and all disputes arising out of the terms of the Notice of Grant, the Plan or this Agreement or their interpretation shall be subject to binding arbitration in Santa Clara County, California before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. You and the Company agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. You and the Company agree that the prevailing party in any arbitration shall be awarded reasonable attorney’s fees and costs.

Payments after Death	Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

Stockholder Rights	Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you or your broker.

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No Effect on Employment	Your employment with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of your employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing you (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of your employment at any time for any reason whatsoever, with or without good cause or notice.

Notices	Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 440 East Middlefield Road, Mountain View, California 94043, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

Grant is Not Transferable	Except to the limited extent provided in paragraph, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. You may, however, dispose of this award in your will or through a beneficiary designation.

Binding Agreement	Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Additional Conditions to Issuance of Stock	If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

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Resale Restrictions	You agree not to sell any RSU Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California, without regard to its choice-of-law provisions.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

This Agreement, the Notice of Grant, any duly authorized written agreement between you and the Company and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Administrator Authority	The Administrator will have the power to interpret the Plan, the Notice of Grant and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Notice of Grant or this Agreement.

BY SIGNING THE NOTICE OF GRANT, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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